Exhibit 10.34

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.

November 24, 2003

Michel de Rosen

President, CEO & Chairman

ViroPharma Incorporated

405 Eagleview Boulevard

Exton, PA 19341

USA

Re:	Revisions to First Amended and Restated Agreement dated February 27, 2001 between Sanofi-Synthelabo and ViroPharma Incorporated

Dear Michel:

By this letter (the “Letter Amendment”) we agree to make the following amendments to the First Amended and Restated Agreement dated February 27, 2001, between Sanofi-Synthelabo and ViroPharma Incorporated (the “FAR Agreement”). The amendments in paragraphs I and II shall be effective as of the date of this Letter Amendment. The remainder of this Letter Amendment shall be effective as of the date of the license agreement to be entered into by Licensee and Schering Corporation pursuant to the option agreement entered into by Licensee and Schering Corporation and approved by Licensor by the letter from Licensor to Licensee dated November 21, 2003. Unless otherwise indicated, capitalized terms used herein and defined in the FAR Agreement shall have the meanings ascribed to them in the FAR Agreement.

I.      Section 1.13(a) of the FAR Agreement is replaced in its entirety by the following:

(a)   customary trade discounts, reasonable quantity and cash discounts, and/or rebates (including without limitation, chargebacks, trade rebates, managed care rebates, government rebates and other reasonable and customary discounts, allowances, credits and rebates);

II.     Article 2 of the FAR Agreement is amended by adding the following new Section 2.6:

2.6   Licensee shall use Trademarks for the sale of Products.

III.    Section 11.3 of the FAR Agreement is amended by replacing the current introductory language “Notwithstanding any other provisions of this Agreement” with:

Michel de Rosen

November 24,2003

For so long as Schering Corporation is selling Products in the Territory, Licensee’s right and license to the Trademarks, Know-How and Technical Data under this Section 2.1 shall survive the termination of this Agreement and shall be perpetual and non-cancellable except by Licensor, and during such period, Licensee shall pay the royalty described in Section 5.1(a)(ii)(b) instead of the royalty described in Section 5.1(c)(ii). Otherwise, notwithstanding any other provisions of this Agreement

IV.    Section 5.1(b) of the FAR Agreement is amended by replacing the text reading “Notwithstanding Section 5.1(a) above” with new text reading “Notwithstanding Section 5.1(a) above, except as set forth in Section 5.1(d) below”, and the following new Section 5.1(d) shall be appended to the end of current Section 5.1:

(d)     The provision of Section 5.1(a) shall apply (and, for the sake of clarity, the provisions of Section 5.1(c) shall not apply) in determining the royalty rates applicable to both Licensee and Licensor on Net Sales of Products made by either Licensee or Schering Corporation after Licensee and Schering Corporation have entered into an agreement for the development and marketing of Compounds and Products pursuant to the option agreement entered into by Licensee and Schering Corporation and approved by Licensor by the letter from Licensor to Licensee dated November 21, 2003. Notwithstanding the provisions of Section 5.1(a)(i), the royalty pursuant to Section 5.1(a)(i) on such Net Sales by Licensee or Schering Corporation shall terminate on a country-by-country basis when sales of all Product by Schering or its Affiliates in a country in the Territory (“Schering Sales”) constitute less than ******* by volume measured in units of the sum of Schering Sales and all sales of Product by entities other than Schering or its Affiliates in such country. This Section 5.1(d) shall apply for the term of the license agreement to be entered into by Licensee and Schering Corporation pursuant to the option agreement entered into by Licensee and Schering Corporation and approved by Licensor by the letter from Licensor to Licensee dated November 21, 2003.

V.     Section 5.1(a)(ii) is replaced in its entirety by the following:

(ii)    in consideration of the right and license to the Know-How, Technical Data, and/or Trademarks granted to Licensee hereunder, Licensee shall pay to Licensor a royalty of

a/	******* on Net Sales in the Territory until the expiration or termination of this Agreement, and

b/	after the expiration or termination of this Agreement, ******* on Net Sales in the Territory made by Schering Corporation pursuant to the agreement described in Section 5.1(b) of this Agreement, for so long as Schering Corporation sells Product in the Territory during the term of Licensee’s license to Trademarks, Know-How and Technical Data.

Michel de Rosen

November 24,2003

VI.    Article 2 of the FAR Agreement is amended by replacing Section 2.6 as previously added pursuant to paragraph II of this Letter Amendment in its entirety with the following:

2.6    Notwithstanding any other provision of this Agreement, Schering Corporation shall not be obligated to use the Trademarks, and nothing shall prevent Schering Corporation from selecting and using its own trademarks for the sale of Compounds or Products. Licensee shall use either Trademarks, or trademarks used by Schering Corporation for the sale of Products.

VII.    Schedule 3 of the FAR Agreement is amended by appending to the end of Schedule 3, the following:

“Schering Corporation, or any Affiliate of Schering Corporation that is directly or indirectly one hundred percent (100%) owned or controlled by Schering-Plough Corporation”.

Finally, by this letter, Sanofi-Synthelabo and ViroPharma agree that they shall consult and agree on the exercise of ViroPharma’s right to audit the Net Sales figures of Schering Corporation under the license agreement. If Sanofi-Synthelabo and ViroPharma are unable to agree on such exercise after consultation between the Vice President, Licensing of Sanofi-Synthelabo and the President of ViroPharma, then the Chief Financial Officer of Sanofi-Synthelabo shall be permitted to resolve the dispute. For the sake of clarity, Sanofi-Synthelabo shall be permitted to cause ViroPharma to exercise its audit right under the license agreement notwithstanding ViroPharma’s disagreement about such exercise. If ViroPharma and Sanofi-Synthelabo disagree on whether ViroPharma should exercise its audit right, and Sanofi-Synthelabo causes ViroPharma to exercise such right, then Sanofi-Synthelabo shall bear all the costs of such audit that are not reimbursed to ViroPharma by Schering.

The FAR Agreement shall remain in full force and effect, subject only to the express changes set forth in this letter, and the parties hereto hereby ratify and confirm the provisions of the Agreement, as so modified. The FAR Agreement, as supplemented and modified by this letter, constitutes the entire understanding between the parties with respect to the subject matter thereof, and supersedes any prior understanding and/or written or oral agreements among them. This letter may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto. All references to “this Agreement” in the FAR Agreement shall mean the FAR Agreement as modified hereby and from time to time hereafter. This letter may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

Please indicate your agreement to these terms by signing both copies of this letter and returning one to me.

Michel de Rosen

November 24,2003

SANOFI-SYNTHELABO

By:	/S/ JEAN PIERRE KERJOUAN

Jean Pierre Kerjouan
Senior Vice President Strategy

By:	/S/ JEAN CLAUDE LEROY

Jean Claude Leroy
Senior Vice President Strategy

Accepted and agreed:

VIROPHARMA INCORPORATED

By:	/S/ MICHEL DE ROSEN

Michel de Rosen
President, CEO & Chairman